Exhibit 10.1

Restricted Stock Unit Agreement for Non-Management Directors Pursuant to the

FedEx Corporation 2019 Omnibus Stock Incentive Plan, As Amended

THIS RESTRICTED STOCK UNIT AGREEMENT is made this ____ day of [*] (the “Grant Date”), by and between [*] (the “Participant”) and FedEx Corporation, a Delaware corporation (the “Company”), pursuant to the Company’s 2019 Omnibus Stock Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into and forms a part of this Agreement. Capitalized terms used in this Agreement which are not defined in this Agreement have the meanings as used or defined in the Plan.

WHEREAS, the Board of Directors, upon the recommendation of the Compensation and Human Resources Committee of the Board of Directors (“Committee”), authorized and directed the Company to make an Award of Restricted Stock Units (“RSUs”) to the Participant under the Plan for the purposes expressed in the Plan;

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, the parties agree as follows:

1. Grant of RSUs. In accordance with the terms of the Plan and subject to the further terms, conditions, and restrictions contained in this Agreement, the Company hereby grants to the Participant [*] RSUs on the Grant Date. Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Agreement, one Share (or cash in lieu of any fractional Share) on the Payment Date as provided herein. Until such delivery, the Participant has only the rights of a general unsecured creditor and no rights as a stockholder of the Company. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS, AND PROVISIONS OF THE PLAN AND THIS AGREEMENT.

2. Vesting and Payout of RSUs.

(a) General. Except as provided in Section 2(b) below, the Shares underlying the RSUs shall vest and be issued to the Participant on the date of the next annual stockholders’ meeting of the Company following the Grant Date (the “Payment Date”). In the event the calculation of the number of RSUs subject to this Agreement results in fractional Shares, the number of Shares shall be rounded down to the next whole Share and cash based on the Fair Market Value of a Share on the Payment Date in lieu of such fractional Share shall be paid to the Participant. The Participant shall be the beneficial owner of any Shares at the close of business on the Payment Date and shall be entitled to any dividend or distribution that has not already been made with respect to such Shares if the record date for such dividend or distribution is on or after the close of business on the Payment Date.

(b) Death or Disability Prior to Payment Date. If the Participant’s Service as a Non-Management Director terminates prior to the Payment Date due to Death or Disability, the Participant’s RSUs shall immediately vest and the Shares underlying such RSUs shall be issued to the representative of the Participant’s estate or the Participant, as the case may be, as promptly as practicable (together with any cash in lieu of fractional Shares).

(c) Forfeiture Upon Other Terminations. If the Participant’s Service as a Non-Management Director terminates prior to the Payment Date for any reason other than Death or Disability, all RSUs granted hereunder shall immediately be forfeited and cancelled.

3. Dividend Equivalent Rights. RSUs shall accrue a dividend equivalent when a dividend is paid on the Common Stock, which dividend equivalent shall be credited as reinvested in additional RSUs as of the date each such dividend is paid, and such additional RSUs (“Dividend Equivalent RSUs”) shall be subject to the terms and conditions of this Agreement. The number of RSUs acquired through the reinvestment of dividend equivalents shall be calculated based on the Fair Market Value of a Share on the applicable dividend payment date. Dividend Equivalent RSUs shall vest and be paid at the same time and in the same manner, and subject to the same accelerated vesting and forfeiture provisions, as the RSUs with which they are associated as set forth in Section 2 above.

4. Non-Transferability. The restrictions set forth in Section 7.5(a) of the Plan shall apply, and outstanding RSUs (including any Dividend Equivalent RSUs), and all rights with respect to the Shares underlying such RSUs, may not be sold, pledged, assigned, exchanged, encumbered, hypothecated, gifted, transferred, or disposed of in any manner, and any assignment in violation of the provisions of this Section 4 shall be void.

5. Effect of Service. Nothing contained in this Agreement shall confer upon the Participant the right to continue in service as a Non-Management Director of the Company.

6. Amendment. This Agreement may not be amended except with the approval of the Committee and by a written instrument duly executed by the Participant and the Company.

7. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors, and assigns. The terms of this Agreement shall in all respects be subject to the terms of the Plan. Participant acknowledges receipt of a copy of the Plan, which is attached hereto, represents that he or she is familiar with the terms and provisions thereof and accepts the award of RSUs hereunder subject to all of the terms and conditions thereof and of this Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee upon any questions arising under the Plan or this Agreement.

8. Additional Requirements. The Company reserves the right to impose other requirements on the RSUs and any Dividend Equivalent RSUs and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules, and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

9. Addendum. Notwithstanding any provisions in this Agreement to the contrary, if the Participant transfers residence and/or employment to another country, the Company may establish alternative terms, conditions, and requirements as may be necessary or advisable to accommodate the Participant’s transfer and to comply with local law, rules, and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such provisions shall be set forth in an addendum to this Agreement.

IN WITNESS WHEREOF, the Company and the Participant have each executed and delivered this Agreement as of the date first above written.

Attest:	FedEx Corporation

By:
[Assistant] Secretary	President and Chief Executive Officer

Participant:

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